Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089 USA T +1 212 768 6700 F +1 212 768 6800	Exhibit 5.1

January 29, 2014

ADMA Biologics, Inc. 465 State Route 17 Ramsey, NJ 07446-2012

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

In our capacity as counsel to ADMA Biologics, Inc., a Delaware corporation (the “Company”), we have been asked to render this opinion in connection with a registration statement on Form S-8 (the “Registration Statement”), being filed contemporaneously herewith by the Company with the U.S. Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the “Act”), covering 903,224 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company issuable pursuant to the terms of the Company’s 2007 Employee Stock Option Plan, as amended (the “Plan”).

In connection with rendering this opinion, we have examined and are familiar with (i) the Company’s Certificate of Incorporation, as amended, (ii) the Company’s Bylaws, (iii) the Plan, (iv) the Registration Statement, (v) corporate proceedings of the Company relating to the Plan, and (vi) such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date.

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that the Shares have been duly and validly authorized and, when issued and paid for in accordance with the terms of the Plan, will be duly and validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the United States of America and Delaware corporate law (which includes the Delaware General Corporation Law and applicable provisions of the Delaware constitution, as well as reported judicial opinions interpreting same) and does not purport to express any opinion on the laws of any other jurisdiction.

We hereby consent to the use of our opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Dentons US LLP

Dentons US LLP